UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

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May 21, 2014

Ms. Kathryn Cohen

ISS Proxy Advisory Services

702 King Farm Boulevard, Suite 400

Rockville, MD 20850

Re:  ISS Review of SL Green 2014 Proxy

Dear Ms. Cohen:

I would like to take this opportunity to address the conclusions in the ISS report issued on May 17, 2014 regarding SL Green Realty Corp. (“us,” “SLG” or the “Company”).

We take strong exception to the recently issued ISS recommendation regarding the advisory vote on executive compensation at our 2014 annual meeting and ask that you reconsider your position.  We believe that the qualitative analysis that appeared to lead to your recommendation (i) contained certain critical and material factual errors and mischaracterizations, (ii) inappropriately disregarded our superior performance and the strong alignment between our performance and our CEO’s compensation as evidenced by the results of your own quantitative analysis and (iii) arbitrarily focused on a few selective aspects of our executive compensation program as opposed to considering it as a whole.

Say-on-Pay Vote Recommendation Conclusions

ISS recognized the strong alignment between our performance and our CEO’s compensation.

•                  We were pleased that ISS recognized the strong alignment between our performance and our CEO’s compensation, providing SLG with the best possible rating (i.e., “low concern”) following ISS’s initial quantitative screens measuring pay-for-performance. As illustrated in our proxy statement for our 2014 annual meeting, based on our total return to stockholders, or TRS, we have significantly outperformed REITs generally and REITs within the office sector during each of the one-, three-, five-, ten- and fifteen-year periods ended December 31, 2013. Our superior performance is a testament to the success of our executive compensation programs and the strong alignment with our stockholders that these programs create.

•                  We believe that your analysis should have placed greater emphasis on the outstanding short-term and long-term performance of SLG. Your voting recommendation placed far too much weight on a flawed, subjective analysis of a few arbitrarily selected aspects of our executive compensation.

ISS’s qualitative analysis resulting in your voting recommendation is flawed.

The ISS recommendation regarding the advisory vote on executive compensation appeared to be primarily based on a flawed, subjective analysis of a few arbitrarily selected aspects of our executive compensation. The following addresses the points raised in the ISS report issued on May 17, 2014:

•                  We did, in fact, fully address our stockholders’ main concerns as articulated in the meetings we had with these stockholders. We take exception to any suggestion that we have only partially addressed the main concerns raised by our stockholders. As stated in the proxy, our lead independent director, through our stockholder outreach efforts and on multiple occasions, directly communicated with the majority of our stockholders over the past year during which we listened to our stockholders and discussed our compensation practices.  The main concerns raised by stockholders have been addressed and for ISS to state otherwise is unfounded, factually inaccurate and based solely on ISS’s inappropriate conclusions.  In fact, the vast majority of stockholders we communicated with were appreciative of the Company’s outreach and the changes that were made.

•                  Our new cash bonus program is extremely well focused. As outlined in our proxy statement for the 2014 annual meeting, the following are the specific criteria to be used in determining the formulaic portion of annual cash bonuses for 2014:

Performance Criteria	2014 Weighting Levels
Core FFO per share	10.0%
Annual square footage of Manhattan leases signed	10.0%
Same-store Manhattan portfolio occupancy	5.0%
Mark-to-market on signed Manhattan leases	5.0%
Same-store cash NOI growth	5.0%
Dividend rate	10.0%
Relative TRS for 2014	7.5%
Absolute TRS for 2014	7.5%

We believe that ISS must have made a factual error to conclude that this list of criteria suggests that our annual cash bonus program lacks focus. The foregoing eight objective criteria are among the most critical measures and drivers of our success and, in fact, it is difficult to imagine a more focused list. Our criteria include three metrics specifically related to stockholder return (dividend rate, relative TRS and absolute TRS), two financial metrics widely recognized across the REIT industry as two of the most important in analyzing overall company performance (FFO per share and same-store cash NOI growth) and three operational metrics that clearly and directly drive our performance (leases signed, same-store occupancy and mark-to-market rent growth). In fact, as recognized by the non-formulaic portion of our annual cash bonus program, there are a number of other specific goals for 2014 that are not included as formulaic criteria that will also be critical to our short-term and long-term success. We operate in a highly sophisticated and dynamic business environment that presents challenges and opportunities in many different areas. For an outside observer who is not familiar with the nature of our business, it may be attractive to imagine that there is one single metric that could be utilized to properly incentivize executives and measure all aspects of their performance; however, that is not the reality of our business. We believe the structure of the formulaic portion of our annual cash bonus program is extremely well focused and ISS must have made a factual error to conclude otherwise.

•                  We do more with less. We run a very efficient organization. Our general and administrative expense is well below the average and median of comparable peers within our New York City peer group, as set forth in our proxy statement for our 2014 annual meeting. Suggesting our executive compensation is “high” based solely on a review of the compensation of two senior executives other than our CEO is either factually inaccurate or misses the point. Some organizations may perform better utilizing a smaller number of more highly compensated individuals, while other organizations may perform better utilizing a larger number of less highly compensated individuals. Ultimately, the appropriate measure of overall company-wide performance is TRS compared to total general and administrative expense (i.e., the total expense incurred to generate that performance). We have achieved outstanding long-term TRS with general and administrative expense well below the average and median of comparable peers within our New York City peer group both as a percentage of total assets and as a percentage of total revenues. The fact that our structure is comprised of fewer more highly compensated individuals as opposed to more less highly compensated individuals should not be the focus.

•                  Equity awards contemplated by renewed employment agreements are primarily performance-based and are not “guaranteed.” We strongly object to ISS’s repeated mischaracterization of the equity awards contemplated by our executive’s employment agreements as being “guaranteed.” Even if granted, which is not guaranteed by the employment agreements, the majority of the equity awards provided for in these employment agreements will only be earned if stated prospective corporate performance objectives are achieved. As a result, these equity awards are in no way “guaranteed” and to suggest so is highly misleading.

•                  Equity awards contemplated by renewed employment agreements contain performance criteria that are appropriate.  ISS suggests that the performance-based equity awards provided for under the new employment agreements feature less challenging performance criteria. A close review of the performance based criteria demonstrates that they are substantially the same as the prior employment agreement and consistent with peer group standards.  The only changes are that the absolute return hurdle is based on 7% TRS as opposed to 7% stock price appreciation and the relative hurdle is based on TRS or increase in funds from operations in the top 40% of a peer group of companies as opposed to the top one-third. These modest changes were made to reflect the substantial change in the business environment between the two contract periods.  Suggesting that the new stated goals are less challenging than the goals used for the prior contract period without also considering the different business and overall economic environment that exists at the time the grants are made or otherwise provided for is factually inaccurate and misleading.

In conclusion, an assessment of pay-for-performance should be evaluated in a manner consistent with two key fundamental measures: (i) level of performance and (ii) the amount of compensation expended to generate the performance.  SL Green has greatly exceeded peer group returns over the short term and long term while also maintaining below-average peer group G&A costs. ISS’s own objective tests, in which SLG achieved the best possible ISS rating (i.e. low concern), confirm the Company’s strong pay-for-performance alignment.  Based upon the above correction of certain factual errors and misinterpretations in your original report and in light of the additional information we have provided above, we would ask you to reconsider your recommendation regarding the advisory vote on executive compensation at our 2014 annual meeting.  The additional information provided above is critical and we believe supports a “For” recommendation by you on this proposal.  I would welcome the opportunity to directly discuss this with you.  Thank you for your consideration.

Sincerely yours,

/s/ Marc Holliday

Marc Holliday
Chief Executive Officer